Exhibit 5.1

[LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

April 3, 2006

Duke Energy Holding Corp.

526 South Church Street

Charlotte, North Carolina 28202

Re:	Duke Energy Holding Corp.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Duke Energy Holding Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of an aggregate of 87,500,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), under the following plans and agreements (collectively, the “Plans”): the Duke Energy Corporation 1998 Long-Term Incentive Plan; the Duke Power Company Stock Incentive Plan; the Duke Energy Retirement Savings Plan; the Duke Energy Corporation Directors’ Savings Plan; the Duke Energy Corporation Executive Savings Plan; the Westcoast Energy Long Term Incentive Share Option Plan, 1989; the Panhandle Eastern Corporation 1994 Long Term Incentive Plan; the Cinergy Corp. 1996 Long-Term Incentive Compensation Plan; the Cinergy Corp. Stock Option Plan; the Cinergy Corp. Employee Stock Purchase and Savings Plan; the Cinergy Corp. Retirement Plan for Directors; the Cinergy Corp. Directors’ Deferred Compensation Plan; the Cinergy Corp. Directors’ Equity Compensation Plan; the Cinergy Corp. Union Employees’ Savings Incentive Plan; the Cinergy Corp. Union Employees’ 401(k) Plan; the Cinergy Corp. Non-Union Employees’ 401(k) Plan; the Cinergy Corp. 401(K) Excess Plan; and the Cinergy Corp. Excess Profit Sharing Plan.

Duke Energy Holding Corp.

April 3, 2006

The shares issuable under the Plans are being registered on the Registration Statement in connection with the business combination of Duke Energy Corporation (“Duke Energy”) and Cinergy Corp. (“Cinergy”) pursuant to an Agreement and Plan of Merger, dated as of May 8, 2005, and amended as of July 11, 2005, as amended as of October 3, 2005 and as amended as of March 30, 2006 (the “Merger Agreement”), among the Company, Duke Energy, a North Carolina corporation, Cinergy, a Delaware corporation, Deer Acquisition Corp., a North Carolina corporation and a wholly-owned subsidiary of the Company, and Cougar Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) a specimen certificate representing the Common Stock; (iii) the Certificate of Incorporation of the Company, as amended to date and currently in effect; (iv) the By-Laws of the Company, as amended to date and currently in effect; (v) the form of the Certificate of Incorporation of the Company to be in effect as of the effective time of the Mergers; (vi) the form of the By-Laws of the Company to be in effect as of the effective time of the Mergers; (vii) the Plans; (viii) the Merger Agreement; (ix) certain resolutions of the Board of Directors of the Company, relating to the approval of the Merger Agreement and the transactions contemplated thereby, including the issuance of the Common Stock, and related matters; and (x) certain resolutions of the Board of Directors of the Company authorizing the Registration Statement with respect to the Common Stock to be issued under the Plans. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of

Duke Energy Holding Corp.

April 3, 2006

the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, its directors and officers, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

We do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective under the Act; (ii) the Mergers are completed in accordance with the Merger Agreement; (iii) the Amended and Restated Certificate of Incorporation of the Company has been filed with the Secretary of State of the State of Delaware and (iv) shares of Common Stock issuable pursuant to the Plans have been issued and delivered by the Company and the entire amount of the consideration therefor has been received in full by the Company, in each case in accordance with the terms of the applicable Plan and the applicable award agreement or subscription agreement, the issuance of such shares of the Common Stock will have been duly authorized, and such shares of Common Stock will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

Skadden, Arps, Slate, Meagher & Flom LLP